Exhibit 10.71
AMENDMENT NUMBER ONE TO
THE ALICO OVERSEAS PENSION PLAN
THE ALICO OVERSEAS PENSION PLAN (the "Plan") is hereby amended, effective November 1, 2010, except as otherwise set forth herein, as follows:

1.
Section 1.09 of the Plan is amended by deleting the phrase "by the Company or a Participating Company who is not eligible for participation in the American International Group, Inc. Retirement Plan (and who would not be eligible upon satisfaction of the American International Group, Inc. Retirement Plan age and service requirements) who is regularly employed."

2.	Section 1.15 of the Plan is amended by deleting in its entirety the definition of "ALICO Benefit Committee" and replacing it with the following definition:
"'Plan Administrator' shall mean the party responsible for the administration of the Plan as set forth in Article 8."

3.	The Plan is amended by deleting the term "ALICO Benefit Committee" each place it appears therein and replacing it in each such instance with the term "Plan Administrator."

4.	Section 2.02 of the Plan is amended by adding the phrase "or any affiliate of the MetLife, Inc. enterprise" immediately after the phrase "Participating Company."

5.
Section 3.01 of the Plan is amended by adding the phrase "or a Participating Company" immediately following the word "Company" the first time it appears therein and by adding the phrase ", a Participating Company or any affiliate of the MetLife, Inc. enterprise" immediately following the word "Company" the second time it appears therein.

6.
Section 5.01(b)(iv) of the Plan is amended by deleting the phrase "the American International Group, Inc. Executive Severance Policy" and replacing it with the phrase "any severance plan or policy of the Company or any affiliate of the MetLife, Inc. enterprise."

7.
Section 5.01(b)(v) of the Plan is amended by adding the phrase "or any affiliate of the MetLife, Inc. enterprise" immediately following the phrase "Participating Company" the second time it appears therein.

8.	Section 5.01(b)(vi) of the Plan is amended by adding the phrase "or any affiliate of the MetLife, Inc. enterprise" immediately following the phrase "Participating Company."

9.	Section 5.02(c) of the Plan is amended by adding the phrase "or any affiliate of the MetLife, Inc. enterprise-sponsored" after the phrase "Company-sponsored."

10.	The second paragraph of Section 5.03(a) of the Plan is amended by adding the phrase "or any affiliate of the MetLife, Inc. enterprise" after the phrase "Participating Company."

11.
The third paragraph of Section 5.03(b) of the Plan is amended by adding the phrase "or any affiliate of the MetLife, Inc. enterprise" after the phrase "Participating Company" the second time it appears therein.

12.	Section 5.03(c) of the Plan is amended by adding the phrase "or any affiliate of the MetLife, Inc. enterprise" after the phrase "Participating Company" each time it appears therein.

13.	Section 5.04(c) of the Plan is amended by adding the phrase "or a Participating Company" after the word "Company".

14.	Section 5.04(e) of the Plan is amended by adding the phrase "or any affiliate of the MetLife, Inc. enterprise-sponsored" after the phrase "Company-sponsored."

15.
Section 5.08 of the Plan is amended by deleting the phrase "American Life Insurance Company, Inc. Retirement Plan" and replacing it with the phrase "Metropolitan Life Retirement Plan for United States Employees."

16.	Article 7 of the Plan is hereby restated in its entirety to read as follows:

1

"PARTICIPATING COMPANIES
Participating Company means the following entity:
(a) MetLife Global, Inc."

17.	Article 8 of the Plan is hereby restated in its entirety to read as follows:
"ADMINISTRATION OF THE PLAN

8.01	The Plan Administrator shall be the Plan Administrator for the New England Life Insurance Company Retirement and Health & Welfare Plans.

8.02	The Plan Administrator shall administer the Plan.

8.03
The Plan Administrator may establish, amend, and rescind rules and regulations relating to the Plan, provide for conditions necessary or advisable to protect the interest of the Company, the Participating Companies or any affiliate of the MetLife, Inc. enterprise, construe all communications related to the Plan, and make all other determinations it deems necessary or advisable for the administration and interpretation of the Plan. The Plan Administrator may conform any provision of this Plan to the extent such provision is inconsistent with applicable law.

8.04	Determinations, interpretations, and other actions made by the Plan Administrator shall be final, binding, and conclusive for all purposes and upon all individuals.

8.05
The Plan Administrator may prescribe forms as the sole and exclusive means for Participants to take actions authorized or allowed under the Plan. The Plan Administrator may issue communications to eligible Employees and Participants as it deems necessary or appropriate in connection with the Plan.

8.06
Except to the extent prohibited by law, communication by the Plan Administrator (and by an eligible Employee or Participant to the extent authorized by the Plan Administrator) of any document or writing, including any document or writing that must be executed by a party, may be in an electronic form of communication.

8.07
The Plan Administrator may appoint such agents, who may be officers or employees of the Company, a Participating Company or any affiliate of the MetLife, Inc. enterprise, as it deems necessary or appropriate to assist it in administering the Plan and may grant authority to such agents to execute documents and take action on its behalf. The Plan Administrator may engage or consult, as appropriate, such legal counsel, consultants, actuaries, third party administrators or other professionals as it deems desirable and may rely on any opinion, as applicable, received from any such professional or from its agent. All expenses incurred in the administration of the Plan shall be paid by the Company, a Participating Company or one or more affiliates of the MetLife, Inc. enterprise."

18.	The first sentence of Section 9.01 of the Plan is hereby restated in its entirety to read as follows:
"The Company or the Plan Administrator may amend in whole or in part any or all of the provisions of the Plan and may do so retroactively if deemed necessary or appropriate to conform with governmental regulations; provided, however, that the Plan Administrator may not so amend the Plan if any such amendment or group of amendments made effective on the same date would increase or decrease the annual cost of Plan benefits for Participants by $2 million or more."

19.	Section 11.01 of the Plan is amended, effective January 1, 2011, by deleting the word "Bermuda" and replacing it with "the Island of Guernsey."

IN WITNESS WHEREOF, American Life Insurance Company has caused this amendment to be executed by an officer thereunto duly authorized on the date noted below the officer's signature.

AMERICAN LIFE INSURANCE COMPANY

By:	/s/ Ralph R. Gonzalez

Name:	Ralph R. Gonzalez

Title:	Sr. Vice President & General Counsel

Date:	12/20/10

Witness:	/s/ Mayer Naiman

Name:	Mayer Naiman

Date:	12/20/10

3